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                                                                    Exhibit 10.5

                                          EMPLOYMENT AGREEMENT dated as of
                                    December 31, 1996, between CFP HOLDINGS,
                                    INC., a Delaware corporation (the
                                    "Company"), and RICHARD W. GRIFFITH (the
                                    "Executive").

            The Company and the Executive are parties to the Employment Agreement dated as of March 31, 1993 (the "Original Employment Agreement"). The Company and the Executive desire to terminate the Original Employment Agreement as of the date hereof and to continue the employment relationship between the Company and the Executive from and after the date hereof pursuant to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

            SECTION 1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth.

            SECTION 2. Term. The employment of the Executive hereunder shall be for the period (the "Employment Period") commencing on the date hereof (the "Commencement Date") and ending on (a) December 31, 1999 (the "Scheduled Termination Date"), or (b) such earlier date (the "Termination Date") upon which the employment of the Executive shall terminate in accordance with the provisions hereof. Upon not less than 30 days written notice prior to the Scheduled Termination Date, the Employment Period may be extended at the sole discretion of the Company for an additional 30-day period (a "Renewal Period") to facilitate contract negotiations in the event the Company desires to retain the services of the Executive following the expiration of the Employment Period.

            SECTION 3. Duties. During the Employment Period, the Executive shall be employed as President and Chief Executive Officer of Custom Food Products, Inc., a wholly-owned subsidiary of the Company ("Custom Food"), and as Vice Chairman of the Company and CFP Group, Inc., the parent of the Company (the "Parent"), and shall perform such duties as are consistent therewith. The Executive shall further serve as a member of the Board of Directors of the Company (the "Board"), the Parent, Custom Food and the successor to the business of Quality Foods and shall have such other titles and duties, consistent with the status of a senior level executive of the Company, as the Board shall in its sole discretion designate. The Executive shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities.
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            SECTION 4. Time to be Devoted to Employment. During the Employment
Period, the Executive shall devote all of his working time, attention and energies to the business of the Company and its subsidiaries (except for vacations to which he is entitled pursuant to Section 6(b) and except for illness or incapacity). During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing contained in this Section 4 shall prohibit the Executive from (a) owning up to 1% of the outstanding capital stock or other class of securities of any corporation whose shares are traded on a national securities exchange or are listed on NASDAQ or (b) making other passive investments in entities which do not compete in any manner with the Company after obtaining the prior written consent of the Board.

            SECTION 5. Compensation; Bonus. (a) The Company (or at the Company's option, any subsidiary or affiliate thereof) shall pay to the Executive an annual base salary (the "Base Salary") during the Employment Period of $300,000 per annum, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its officers.

                  (b) In addition to the Base Salary, the Executive shall be eligible to participate in the Company's annual cash bonus plan based upon achieving and exceeding the annual performance targets for Custom Food as follows:

                        (i) In respect of each of the 1997 through 1999 fiscal years (each, a "Bonus Year"), the Company shall award a cash bonus (the "Annual Cash Bonus"), if any, of between 30% and 100% of the Executive's Base Salary, depending upon the percentage of Annual Budgeted EBITDA of Custom Food (as hereinafter defined) attained, according to the following schedule:

          Annual Budgeted EBITDA
              of Custom Food                         Cash Bonus as % of
                 % Attained                             Base Salary
      --------------------------------          ----------------------------
               less than 80%                                 0%
                    80%                                     30%
                    90%                                     40%
                   100%                                     50%
                   110%                                     75%
              125% and above                                100%


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, provided, however, that in each Bonus Year (as long as the Employee has been continuously employed throughout such year), the Executive's Annual Cash Bonus shall be at least $25,000 (the "Minimum Annual Bonus").

                        (ii) As used herein, the following terms shall have the following meanings:

                              (A) "Annual Budgeted EBITDA" for Custom Food for the fiscal year ended December 31, 1997 equals $12,200,000 and for each subsequent fiscal year means the figure set by the Board on a yearly basis.

                              (B) "EBITDA" means, with respect to any person, the net income (after provision for all bonuses) of such person, determined on a consolidated basis excluding the effect of any Stipulated Items (as hereinafter defined) before payment or provision for payment of
      (1) interest expense; (2) any Federal, state, local or other taxes based on income; (3) depreciation expense and (4) amortization of goodwill and other tangible assets.

                              (C) "Stipulated Items" means, with respect to any person, income or expense items of a character significantly different from those incurred in the typical or customary business activities of such person and any of its subsidiaries or that would not be considered recurring factors in any evaluation of the ordinary operations of the business of Custom Food, including, but not limited to, (1) the sale or abandonment of a plant or significant segment of the business of such person; (2) the sale of an investment not acquired for resale; (3) the writeoff of goodwill due to unusual events or developments within the fiscal year being considered; (4) the condemnation or expropriation of properties; (5) certain adjustments to the reserve accounts recorded by such person; and (6) any management fees payable to First Atlantic Capital, Ltd. and its affiliates.

                        (iii) The Company shall, promptly following the Company's receipt from its certified public accountants of the audited consolidated financial statements of the Company for each Bonus Year, compute and promptly pay the Annual Cash Bonus based upon the EBITDA of Custom Food as reflected in such audited consolidated financial statements.

                  (c) In addition to the Base Salary, the Executive shall be entitled to participate in the incentive stock option plan to be formulated by the Board of Directors of the Parent.

                  (d) Subject to the last sentence of this Section 5(d), as of July 1 of each year during the Employment Period (each such year, an "Adjustment Year") commencing July 1, 1997, the Executive's Base Salary shall be subject to increase by a


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percentage of the Executive's Base Salary equal to the percentage increase, if any, in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners, "all items" for the city or metropolitan area to which Montebello, California bears the closest geographic proximity, or any successor or substitute index reasonably selected by the Company (the "Index Year"). The Company shall calculate any increase as soon as practicable after the Consumer Price Index information for June of the Index Year is made available and any such increase shall be effective on July 1 of the Adjustment Year. Any increase in Base Salary pursuant to this Section 5(d) shall be added to the Base Salary then being paid to the Executive, and the sum thereof shall then become the Base Salary for each successive year, until further adjusted in accordance with the provisions of this Section 5(d). Anything contained herein to the contrary notwithstanding, any increase in Base Salary pursuant to this Section 5(d) shall be offset against any other increase in Base Salary to which the Executive might, in the discretion of the Board of Directors of the Company, become entitled.

            SECTION 6. Business Expenses; Benefits. (a) The Company (or, at the Company's option, any subsidiary or affiliate thereof) shall reimburse the Executive, in accordance with the practice from time to time for officers of the Company, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of his duties hereunder. The Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be reasonably required by the Company.

                  (b) During the Employment Period, the Executive shall be entitled to five weeks paid vacation during each twelve-month period worked beginning on the Commencement Date.

                  (c) During the Employment Period, the Company shall provide the Executive with group health, hospitalization and other employee benefits in amounts and with terms consistent with the policies of the Company with respect to its officers.

                  (d) During the Employment Period, the Company shall (i) from the date hereof through the expiration date (September 1997) of the current lease with respect to the Executive's automobile, continue to pay or reimburse the Executive for the monthly lease payments therefor and (ii) at the expiration of such lease, at the option of the Executive, either (A) obtain a new lease for a comparable automobile at an aggregate maximum annual cost (including lease payments, insurance, gas, repairs and maintenance) of $20,300 or (B) pay to the Executive, in lieu of providing an automobile as aforesaid, $20,300 per annum in equal monthly installments of $1,691.67.

            SECTION 7. Involuntary Termination. (a) If the Executive is incapacitated or disabled by accident, sickness or


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otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement (such condition being hereinafter referred to as a "Disability") for a period of 180 consecutive days or longer, or for an aggregate of 210 days during any twelve-month period, the Company may, at any time after such 180 or 210 day period of Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving him written notice to that effect (such termination, as well as a termination under Section 7(b), being hereinafter referred to as an "Involuntary Termination"). Until the Executive's employment hereunder shall have been terminated in accordance with the foregoing, the Executive shall be entitled to receive his compensation notwithstanding any such Disability.

                  (b) If the Executive dies during the Employment Period, his employment hereunder shall be deemed to cease as of the date of his death.

            SECTION 8. Termination For Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined)(such termination being referred to herein as a "Termination for Cause") by giving the Executive written notice of such termination, effective immediately upon the giving of such notice to the Executive. As used in this Agreement (a) "Cause" means (i) the Executive's material breach of this Agreement and, if such breach is capable of being cured, the failure to cure such breach within 30 days of notice thereof from the Company to the Executive,
(ii) the Executive's disregard of lawful instructions of the Board that are consistent with the Executive's position, or neglect of duties or failure to act, which, in either case, may reasonably be anticipated to have a Material Adverse Effect, and the continuance of such condition for a period of 30 days after notice thereof from the Company to the Executive, (iii) alcohol or drug abuse by the Executive or (iv) the commission by the Executive of a felony or an act involving fraud, theft or dishonesty; and (b) "Material Adverse Effect" means a material adverse effect on the business, operations, financial condition, results of operations, assets, liabilities or prospects of the Company or any of its subsidiaries or affiliates.

            SECTION 9. Termination Without Cause. The Company may terminate the employment of the Executive hereunder without Cause (such termination being hereinafter referred to as a "Termination Without Cause") by giving the Executive written notice of such termination, which notice shall be effective on the date specified therein but not earlier than the date on which such notice is given. For purposes of this Agreement, "Termination Without Cause" shall also include the following:

                  (a) any material reduction, in the absence of the Executive's consent, of the Executive's title, duties or responsibilities;


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                  (b) any material breach by the Company of its obligations
under this Agreement; and

                  (c) the Company's relocation of the Executive, in the absence of the Executive's consent, to a location other than the metropolitan Los Angeles, California area, provided that the Executive acknowledges that as part of his duties hereunder, it may be necessary for him to make periodic business trips of short duration (including, for example, trips to attend meetings of boards of directors of which he is a member), which trips shall not be considered the relocation of the Executive for purposes of this Section 9(c);

provided, however, that a Termination Without Cause pursuant to clauses (a), (b) or (c) of this Section 9 shall not be deemed to have occurred unless, within 30 days of the occurrence (or, in the case of an event described in clause (b) of this Section 9, the Executive's actual knowledge of such occurrence) of any of the events described in said clauses (a), (b) or (c), the Executive shall have given the Company notice (with reasonable specificity) of his intention to claim a Termination Without Cause pursuant to this Section 9 and the basis therefor, and the Company shall have failed to cure the act or omission described in the notice within 30 days of receipt of such notice from the Executive.

            SECTION 10. Voluntary Termination. Any termination of the employment of the Executive hereunder other than as a result of an Involuntary Termination, a Termination For Cause or a Termination Without Cause shall be deemed to be a "Voluntary Termination", including the expiration of this Agreement at the end of the Employment Period and the failure of the Executive and the Company to extend the term hereof beyond the Scheduled Termination Date or the expiration of the Renewal Period, if applicable (a "Nonrenewal").

            SECTION 11. Effect of Termination. (a) Upon the termination of the Executive's employment hereunder due to a Termination for Cause or a Voluntary Termination, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except to receive (i) the unpaid portion, if any, of the Base Salary provided for in
Section 5(a), computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable),
(ii) any unpaid accrued benefits due the Executive, (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in
Section 6(a) and (iv) in the case of a Voluntary Termination resulting from Nonrenewal following the extension of the Employment Period beyond the Scheduled Termination Date (as contemplated by the last sentence of Section 2), a pro rata portion of the Minimum Annual Bonus computed by multiplying (A) the amount of the Minimum Annual Bonus by (B) a fraction, the numerator of which is the number of days elapsed in the Renewal


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Period from the beginning of such year to and including the effective date of such termination and the denominator of which is 365, such portion of the Minimum Annual Bonus to be payable at such time and in such manner as is consistent with the Company's historical practice regarding the payment of bonuses to the Executive or to its officers generally.

                  (b) Upon the termination of the Executive's employment hereunder due to an Involuntary Termination, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except (i) to receive the amounts set forth in
Section 11(a) above, (ii) to continue to receive the Base Salary, payable in such installments as it was paid to the Executive prior to such termination of employment for a period of six (6) months, (iii) to receive the pro rata portion of the bonus to which the Executive would be entitled for the fiscal year of the Company in which such termination occurred, computed by multiplying (A) the bonus that would have been payable to the Executive for the entire year if his employment had not been terminated by (B) a fraction, the numerator of which is the number of days elapsed from the beginning of such year to and including the effective date of such termination and the denominator of which is 365, such portion of the bonus to be payable at such time and in such manner as is consistent with the Company's historical practice regarding the payment of bonuses to the Executive or to its officers generally and (iv) to participate in all group health and hospitalization plans as contemplated by Section 6(c) hereof until the earlier to occur of the Scheduled Termination Date and the date which is six (6) months after the Termination Date.

                  (c) Upon the termination of the Executive's employment hereunder due to a Termination Without Cause, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except (i) to receive the amounts set forth in
Section 11(a) above, (ii) to continue to receive the Base Salary, payable in such installments as it was paid to the Executive prior to such termination of employment, through the earlier to occur of the Scheduled Termination Date and the date which is eighteen (18) months after the Termination Date, (iii) to receive the pro rata portion of the bonus to which the Executive would be entitled for the fiscal year of the Company in which such termination occurred, computed by multiplying (A) the bonus that would have been payable to the Executive for the entire year if his employment had not been terminated by (B) a fraction, the numerator of which is the number of days elapsed from the beginning of such year to and including the effective date of such termination and the denominator of which is 365, such portion of the bonus to be payable at such time and in such manner as is consistent with the Company's historical practice regarding the payment of bonuses to the Executive or to its officers generally and (iv) to participate in all group health and hospitalization plans as contemplated by Section 6(c) hereof


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until the earlier to occur of the Scheduled Termination Date and the date which is eighteen (18) months after the Termination Date; provided, however, that any such rights under clauses (ii) and (iv) of this Section 11(c) shall be reduced, to the extent the Executive shall obtain other employment during the period such payments are required to be made, by the amount of the salary and benefits received by the Executive in connection with such new employment.

            SECTION 12. Right to Sell Securities. (a) In the event (the "Trigger Event") of (i) the expiration of this Agreement on the Scheduled Termination Date or the last day of the Renewal Period, if applicable, and the Nonrenewal of this Agreement or (ii) if earlier, a Termination Without Cause or an Involuntary Termination, the Executive shall have the right and option (the "Put Option"), during the 90-day period (the "Put Period") following the date of the Trigger Event, to sell to the Parent up to 20% of the shares of Class A Nonvoting Common Stock, $.01 par value (the "Class A Nonvoting Stock"), and/or options (the "Options") to acquire such shares of Class A Nonvoting Stock which are then vested and exercisable, in each case owned by the Executive on the date of the Trigger Event (collectively, the "Put Securities"). Notwithstanding anything to the contrary contained herein, if a Termination Without Cause or Involuntary Termination shall occur within 18 months after the date hereof, the Trigger Event shall not be deemed to have occurred, and the Put Period shall not commence, until the date that is 18 months from the date hereof. The Put Option shall be exercisable by the Executive by written notice to the Company and the Parent during the Put Period, and upon receipt thereof, the Parent shall be obligated to purchase the Put Securities which are the subject of such notice on the following basis:

                        (A) The price (the "Put Price") of the Put Securities shall be equal to the Stipulated Put Price Per Share (as hereinafter defined);

                        (B) The Put Price shall be payable in cash or, in the event and to the extent that such payment is not permitted by any covenants set forth in agreements with its lenders, by delivery of a subordinated promissory note of the Parent that (1) matures ratably on a quarterly basis over a three year period; (2) is subordinated to all other current or future indebtedness of the Parent; (3) bears interest, payable on a quarterly basis, at a fluctuating annual rate equal to that rate announced by NationsBank, N.A. from time to time as its prime rate; (4) shall be secured with the Stock repurchased by delivery of such note; and
      (5) shall otherwise contain such terms and provisions as may be required by the Parent's lenders; provided, however, that in the event the Put Price is payable by the Parent with promissory notes as provided in this
      Section 12(a) (B), the Parent shall give notice to the Executive to such effect within ten (10) days of receipt by the Company and the


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      Parent of the notice exercising the Put Option and the Executive shall have the right, during the ten (10) day period following receipt of the aforesaid notice, to withdraw his exercise of the Put Option by giving notice thereof to the Parent; provided further, however, that any such withdrawn exercise of such Put Option shall be deemed, automatically and without any further action on the part of the Executive or the Parent, to be re-instated in the event that, following any such withdrawal, the Company makes a cash payment to either Robert D. Gioia or David Cohen under the circumstances contemplated by Section 1 of the Special Agreement dated as of the date hereof among the Company, the Parent, the Executive and the other signatories thereto.

                        (C) The Put Price shall be paid within 90 days of the exercise by the Executive of the Put Option;

                        (D) The Put Option shall be utilized first, with respect to shares of Class A Nonvoting Common Stock, and thereafter, with respect to options to purchase such Class A Nonvoting Common Stock;

                        (E) The option agreement(s) relating to the Option shall provide that, in addition to the rights of the Executive currently set forth therein, the Executive may exercise the vested and exercisable Options as of the Trigger Date at any time prior to the second anniversary of the Trigger Date;

                        (F) "Parent EBITDA" shall mean the EBITDA of the Parent for the last 12 months of operations immediately preceding the commencement of the Put Period;

                        (G) "Stipulated Put Price Per Share" shall mean the quotient obtained by dividing (1) four (4) times Parent EBITDA, LESS consolidated indebtedness and the liquidation value of preferred stock of the Parent and its subsidiaries, PLUS unrestricted consolidated cash and cash equivalents of the Parent and its subsidiaries, LESS any other adjustments necessary to determine the consolidated equity value of the Parent and its subsidiaries by (2) the aggregate number of shares of Class A Voting Common Stock, $.01 par value (the "Class A Voting Stock"), outstanding or deemed outstanding as of the date of calculation, after giving effect to all securities (including the Class A Nonvoting Stock and Class B Nonvoting Common Stock, $.01 par value, of the Parent) convertible into, or exchangeable or exercisable for, Class A Voting Stock (regardless of whether such securities are at the time convertible into, or exchangeable or exercisable for, such Class A Voting Stock), as determined by the Board of Directors of the Parent from time to time; and



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                        (H) As it relates to Options, the Put Price shall be the
      Stipulated Put Price Per Share, LESS the exercise price per share of the Options which are the subject of the Put Option.

                  (b) The Executive shall have the additional right and option, on each of the first, second, third and fourth anniversaries of the date of the Trigger Event and during the 90-day periods following such anniversaries, to exercise the Put Option for up to 20% of the Put Securities then owned by the Executive in the same manner, and on the same terms, as set forth above.

                  (c) Anything contained herein to the contrary notwithstanding,
(i) the Put Option of the Executive shall terminate and be of no further force or effect simultaneously with the consummation by the Parent of the initial public offering of shares of its capital stock (the "IPO") and (ii) in the event of any inconsistency between the provisions of this Section 12 and the transfer restrictions set forth in the Stockholders' Agreement (as hereinafter defined), the provisions of this Section 12 shall govern.

            SECTION 13. Right to Purchase Securities. (a) Upon the occurrence of the Trigger Event, the Parent shall have the right and option (the "Call Option"), during the 90-day period (the "Call Period") following the Put Period, to purchase from the Executive up to 20% of the Class A Nonvoting Stock and/or Options which are then vested and exercisable, in each case owned by the Executive on the date of the commencement of the Call Period (collectively, the "Call Securities"). The Call Option shall be exercisable by the Parent by notice to the Executive during the Call Period, and upon receipt thereof, the Executive shall be obligated to sell the Call Securities which are the subject of such notice on the following basis:

                        (A) The price (the "Call Price") of the Call Securities shall be equal to the Stipulated Call Price Per Share (as hereinafter defined);

                        (B) The Call Price shall be payable in cash or, in the event and to the extent that such payment is not permitted by any covenants set forth in agreements with its lenders, and subject to the prior written consent of the Executive, by delivery of a subordinated promissory note of the Parent that (1) matures ratably on a quarterly basis over a three year period; (2) is subordinated to all other current or future indebtedness of the Parent; (3) bears interest, payable on a quarterly basis, at a fluctuating annual rate equal to that rate announced by NationsBank, N.A. from time to time as its prime rate; (4) shall be secured with the Stock repurchased by delivery of such note; and (5) shall otherwise contain such terms and provisions as may be required by the Parent's lenders;


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                        (C) The Call Price shall be paid within 90 days of the
      exercise by the Parent of the Call Option;

                        (D) The Call Option shall be utilized first, with respect to shares of Class A Nonvoting Common Stock, and thereafter, with respect to options to purchase such Class A Nonvoting Common Stock;

                        (E) The option agreement(s) relating to the Options shall provide that, in addition to the rights of the Executive currently set forth therein, the Executive may exercise the vested and exercisable Options as of the Trigger Date at any time prior to the second anniversary of the Trigger Date;

                        (F) "Parent EBITDA" shall mean EBITDA of the Parent, for the last 12 months of operations immediately preceding the commencement of the Put Period.

                        (G) "Stipulated Call Price Per Share" shall mean the quotient obtained by dividing (1) five (5) times Parent EBITDA, LESS consolidated indebtedness and the liquidation value of Preferred Stock of the Parent and its subsidiaries, PLUS unrestricted consolidated cash and cash equivalents of the Parent and its subsidiaries, LESS any prepayment penalties and other adjustments necessary to determine the consolidated equity value of the Parent and its subsidiaries by (2) the aggregate number of shares of Class A Voting Common Stock, $.01 par value (the "Class A Voting Stock"), outstanding or deemed outstanding as of the date of calculation, after giving effect to all securities (including the Class A Nonvoting Stock and Class B Nonvoting Common Stock, $.01 par value, of the Parent) convertible into, or exchangeable or exercisable for, Class A Voting Stock (regardless of whether such securities are at the time convertible into, or exchangeable or exercisable for, such Class A Voting Stock), as determined by the Board of Directors of the Parent from time to time; and

                        (H) As it relates to Options, the Call Price shall be the Stipulated Call Price Per Share, LESS the exercise price per share of the Options which are the subject of the Put Option.

                  (b) The Parent shall have the additional right and option, on each of the first, second, third and fourth anniversaries of the date of the expiration of the applicable Put Period and during the 90-day periods following such anniversaries, to exercise the Call Option for up to 20% of the Call Securities then owned by the Executive in the same manner, and on the same terms, as set forth above.

                  (c) Anything contained herein to the contrary notwithstanding,
(i) the Call Option of the Parent shall


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terminate and be of no further force or effect simultaneously with the consummation by the Parent of the IPO and (ii) in the event of any inconsistency between the provisions of this Section 13 and the provisions of the Stockholders' Agreement dated as of December 31, 1996 (the "Stockholders' Agreement") among the Parent, the Executive and the other signatories thereto, the provisions of this Section 13 shall govern.

            SECTION 14. Insurance. The Company may, for its own benefit, maintain "key-man" life and disability insurance policies (collectively, the "Insurance Policies") covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining the Insurance Policies. Upon payment by the Executive of the applicable premiums therefor, and upon completion of other customary and reasonable arrangements with respect thereto, the Executive may name his estate or other beneficiary as the named insured with respect to up to $2 million of life insurance coverage under the Insurance Policies (which currently provide $7 million of life insurance coverage). Upon the termination of the Executive's employment hereunder, at the sole expense of the Executive, the Company shall cooperate with the Executive to divide the life insurance policy included in the Insurance Policies to provide for a separate $2 million life insurance policy for the benefit of the Executive's estate or other beneficiary designated by the Executive, provided the payment of all premiums for such $2 million policy shall be the sole responsibility of the Executive (and not the Company or any of its affiliates) and neither the Company nor any of its affiliates shall have any obligation to pay any premiums, costs or expenses related to establishing or maintaining, or arising as a result of, such separate $2 million life insurance policy.

            SECTION 15. Disclosure of Information. The Executive agrees that he will not, at any time during the Employment Period or thereafter, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof for any reason or purpose whatsoever nor shall the Executive make use of any of such non-public information for his own purpose or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof. For purposes of this Section 15, "non-public" information shall not include any information that:

                  (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 15, generally known or available to the public;

                  (ii) is known to the Executive at the time of the disclosure of such information;

                  (iii) is hereafter furnished to the Executive by a third party, who, to the knowledge of such party, is not under any obligation of confidentiality to the Company or any of its affiliates, without restriction on disclosure;

                  (iv) is disclosed with the written approval of the party to which such information or materials pertain;

                  (v) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Company notice of such disclosure and cooperate in seeking suitable protections; or

                  (vi) is required to be provided pursuant to or in connection with any legal proceeding involving the parties hereto.

            SECTION 16. Right to Inventions. (a) The Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business actually conducted by the Company, which he may develop or which may be acquired by the Executive during the Employment Period (whether or not during normal working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information.
In connection therewith:

                        (i) the Executive shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such marks, designs, logos, inventions, improvements, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

                        (ii) the Executive shall render to the Company at its expense (including a reasonable payment for the time involved in case he is not then in its employ based on his last per diem earnings) all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such trademarks, patents, inventions, improvements or technical information; and

                        (iii) for the avoidance of doubt, it is hereby agreed that the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 37 of the Copyright Act of 1986 and any amendment or re-enactment thereof.

                  (b) Any provision of this Agreement requiring the Executive to assign his rights in any invention shall not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides that the requirement to assign "shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not relate (i) to the business of the employer or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer." The Executive understands that he bears the full burden of proving to the Company that an invention qualifies fully under Section 2870. By signing this Agreement, the Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

            SECTION 17. Enforcement; Severability; Etc. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

            SECTION 18. Remedies. The Company and the Executive acknowledge and understand that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company or the Executive irreparable harm. In the event of a breach or threatened breach by the Company or the Executive of the provisions of this Agreement, the Company or the Executive shall be entitled to an injunction restraining such party from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company or the Executive from or limiting the Company or the Executive in pursuing any other remedies available for any breach or threatened breach of this Agreement.

            SECTION 19. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

            if to the Company, to it at:

                  1117 West Olympic Boulevard
                  Montebello, California  90640
                  Attention:  President
                  Telecopier: (213) 727-0412
                  Telephone:  (213) 727-0900;

            with a copy to:

                  First Atlantic Capital, Ltd.
                  135 East 57th Street
                  New York, New York  10022
                  Attention:  Mr. James A. Long
                  Telecopier: (212) 750-0954
                  Telephone:  (212) 750-0300; and

                  O'Sullivan Graev & Karabell, LLP
                  30 Rockefeller Plaza
                  New York, New York  10112
                  Attention:  Lawrence G. Graev, Esq.
                  Telecopier: (212) 408-2467
                  Telephone:  (212) 408-2400;

            if to the Executive, to him at:

                  10750 Wilshire Boulevard, #806
                  Los Angeles, California 90024
                  Telecopier: (310) 470-3649
                  Telephone: (310) 474-7486;

            with a copy to:

                  Keith Sharp, Esq.
                  Falk & Sharp
                  660 South Figueroa Street, Suite 1600
                  Los Angeles, California 90017
                  Telecopier: (213) 622-4486
                  Telephone:  (213) 622-6868

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

            SECTION 20. Binding Agreement; Benefit. Subject to Section 25 hereof, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

            SECTION 21. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (without giving effect to principles of conflicts of laws).

            SECTION 22. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

            SECTION 23. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto, including, without limitation, the Original Employment Agreement. This Agreement may be amended only by an agreement in writing signed by the parties.

            SECTION 24. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 25. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may assign this Agreement to any of its subsidiaries and affiliates and the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise (no such assignment shall relieve the Company from its obligations hereunder).

            SECTION 26. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            SECTION 27. Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

            SECTION 28. Unlimited Guaranty. As a condition to the execution of this Agreement and the performance by the Executive of its obligations hereunder, Custom Food is delivering a guaranty to the Executive in the form of Exhibit A simultaneously with the execution and delivery hereof.

            SECTION 29. Attorney Fees. In connection with any action, suit or proceeding arising under or in connection with this Agreement, the prevailing party in such action, suit or proceeding shall be entitled to the reasonable attorneys' fees incurred in connection with such action, suit or proceeding.

                                     * * * *

            IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first written above.



                                           CFP HOLDINGS, INC.



                                           By:________________________________
                                              Name:
                                              Title:


                                           ___________________________________
                                             RICHARD W. GRIFFITH



Agreed to as to Sections 12 and 13:

CFP GROUP, INC.


By:________________________________
   Name:
   Title:

                                                                       EXHIBIT A

                              Unlimited Guaranty

            In consideration of the management advice to be obtained by Custom Food Products, Inc., a California corporation ("CFP"), pursuant to the Employment Agreement dated as of December 31, 1996, (the "Employment Agreement"), between Richard W. Griffith and CFP Holdings, Inc., a Delaware corporation ("Holdings"), CFP hereby unconditionally guarantees the payment and performance in full of all of the obligations of Holdings arising in connection with the Employment Agreement.

            IN WITNESS WHEREOF, CFP has caused this Unlimited Guaranty to be duly executed as of this 31st day of December 1996.


                                           CUSTOM FOOD PRODUCTS, INC.


                                           By:________________________________
                                              Name:
                                              Title: